STATE OF ALABAMA )	EXHIBIT 10.2

JEFFERSON COUNTY )

TORCHMARK CORPORATION

DIRECTOR STOCK OPTION

GRANT AGREEMENT

TORCHMARK CORPORATION, a corporation organized and existing under the laws of the state of Delaware (the “Company”) does hereby grant and give unto                                               (the “Optionee”), the following non-qualified stock option (the “Option”) upon the terms and conditions hereinafter set forth.

AUTHORITY FOR GRANT

1. Stock Incentive Plan. The Option is granted under the provisions of the Torchmark Corporation 2005 Non-Employee Director Incentive Plan (the “Plan”), as a Director Stock Option and is subject to the terms and provisions of the Plan, as amended. Capitalized terms used but not defined herein shall have the meaning given them in the Plan which is incorporated by reference herein.

TERMS OF OPTION

2. Number of Shares. The Optionee is hereby granted an option to purchase from the Company              shares (the “Shares”) of the Company’s common capital stock.

3. Option Price Per Share. The option price for each Share subject to the Option shall be $                    , the closing price of the Stock on the New York Stock Exchange Composite Tape on                          (the “Grant Date”).

4. Vesting of Options; Option Period. The Option shall be and become first exercisable in full six (6) months from the Grant Date of the Option. This Agreement shall terminate on the date which is seven (7) years from the Grant Date, and the parties hereto shall have no further rights or obligation hereunder. For the purposes of this Agreement, “Option Period” shall mean the seven (7) year period commencing on the Grant Date.

5. Method of Exercise. The Option may be exercised in whole or in part at any time during the Option Period, by giving written notice of exercise to the Company specifying the number of Shares to be purchased, accompanied by payment in full of the purchase price, in cash, by check or such other instrument as may be acceptable to the Compensation Committee of the Board of Directors of the Company (the “Committee”). Payment in full or in part may also be made in the form of unrestricted Stock already owned by the Optionee (based on the Fair Market Value of the Stock on the date the Option is exercised). The Optionee shall have the rights to dividends or other rights of a stockholder with respect to the Shares subject to the Option when the Optionee has given written notice of exercise and has paid in full for such Shares.

6. Non-Transferability of Option. The Option shall not be transferable by the Optionee otherwise than by will or by laws of descent and distribution, and such Option shall be exercisable during the Optionee’s lifetime, only by the Optionee; provided, however, that the Committee may (but need not) permit other transfers where the Committee concludes that such transferability (i) does not result in accelerated taxation and (ii) is otherwise appropriate and desirable, taking into account any state or federal securities laws applicable to transferable options.

TERMINATION OF OPTION

7. Termination of Service. If the Optionee’s status as an Outside Director of the Company terminates for any reason, the Option shall become immediately exercisable and may thereafter be exercised until the expiration of the stated term of the Option or, if termination of service results from death, the first anniversary of the Optionee’s death, whichever is later. Not withstanding the foregoing sentence, if the Optionee’s status as an Outside Director terminates by reason of or within three (3) months after a merger or other business combination resulting in a Change of Control, the Option shall terminate in accordance with the terms and provisions of the Plan.

GENERAL TERMS AND PROVISIONS

8. Shares Listed on the Exchange. The Shares for which the Option is hereby granted shall have been listed on the New York Stock Exchange at the time the Option is exercised.

9. Shares May Be Newly Issued or Purchased. The Shares to be delivered upon the exercise of the Option shall be made available, at the discretion of the Company, either from authorized but previously unissued Shares or from Shares held in the treasury of the Company.

10. Adjustment of Shares for Recapitalization. In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, or other change in corporate structure affecting the Stock, such substitution or adjustment shall be made in the number and price of Shares subject to the Option as may be determined to be appropriate by the Committee in its sole discretion.

11. Payment of Taxes. The Optionee shall, no later than the date as of which the value of any portion of the Option first becomes includable in his gross income for Federal income tax purposes, make arrangements satisfactory to the Committee, in its sole discretion, regarding payment of, the minimum Federal, state, local or FICA taxes of any kind required by law to be withheld with respect to the Option. The obligations of the Company under this Agreement shall be conditional on such payment or arrangements.

The Optionee may elect, subject to the approval of the Committee, to satisfy his minimum Federal and where applicable, FICA, state and local tax withholding obligations arising from all awards by the reduction in an amount necessary to pay any such minimum withholding tax obligations, of the number of Shares of Stock or amount of cash otherwise issuable or payable to said Optionee upon the issuance of Shares or payment of cash in respect to an Option. The Company and, where applicable, its Subsidiaries and Affiliates shall, to the extent permitted by law, have the right to deduct any such minimum withholding taxes owed by an Optionee from any payment of any kind otherwise due to said Optionee.

12. Headings. The headings contained herein are for convenience of reference only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

13. Notices. Any notices required by or permitted to be given to the Company under this Agreement shall be made in writing and addressed to the Secretary of the Company in care of the Company’s Legal Department, 2001 Third Avenue South, Birmingham, Alabama 35233. Any such notice shall be deemed to have been given when received by the Company.

14. Effective Date of Stock Option. This Option has been executed this      day of                     ,                     , effective as of this      day of                     .

TORCHMARK CORPORATION

By:
Its Duly Authorized Officer

OPTIONEE